Exhibit 99.1

For Immediate Release

Heartland Payment Systems Announces
CEO’s Forced Sale of Common Stock

Princeton, NJ – March 2, 2009 – Heartland Payment Systems, Inc. (NYSE: HPY) announced today that Robert O. Carr, chief executive officer, and his wife, Jill A. Carr, were subject to the forced sale of an aggregate of 692,412 shares of the company’s common stock to meet obligations under a loan for which the shares were pledged as security. The proceeds of the loan were used to refinance prior loans, a portion of the proceeds of which were expended by Carr in connection with the acquisition of approximately 1.75 million additional shares of Heartland Payment Systems stock by the exercise in 2006 of options granted by two large institutional stockholders. The balance of the common stock of the company owned by the Carrs, approximately 4.3 million shares, continues to be subject to pledges under the loan, and it is likely that additional shares will be sold.

Carr commented, “I am extremely disappointed about this involuntary sale of my stock. This forced sale is precipitated by the mix of extraordinary circumstances confronting Heartland and the recent drop in its stock price. Unfortunately, I had no ability to stop the sales by my lender. Together, with my wife, I have been one of the company’s largest shareholders since its inception, and I acquired additional shares of stock in 2006 as an expression of my confidence in the company’s potential. This sale initiated by my lender does not in any way reflect my view of the company’s value and future performance potential. My confidence in Heartland remains strong, and I am enthusiastic about reestablishing my ownership position in the company over the months and years to come.”

The company has also been advised that Sanford C. Brown, chief sales officer, is expected to be subject to a forced sale of shares of the company’s common stock to meet obligations under a loan for which the shares were pledged as security.

The company does not undertake to provide further updates concerning future forced sales of shares owned by the Carrs or Brown.

About Heartland Payment Systems
Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements
This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s registration statement on Form 10-K, or Form 10-Q as applicable. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Contact

Joe Hassett
Gregory FCA Communications
610-228-2110
joeh@gregoryfca.com